Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Susan Kahn (investor)
612-761-6735

Cathy Wright (financial media)
612-761-6627 or 312-781-2979

TARGET  CORPORATION  FOURTH QUARTER

EARNINGS PER SHARE $0.91

FISCAL 2003 EPS $2.01

MINNEAPOLIS, February 19, 2004 — Target Corporation today reported earnings per share for the fourth quarter ended January 31, 2004 of 91 cents, compared with 75 cents in the fourth quarter ended February 1, 2003. Fourth quarter net earnings were $832 million, an increase of 21.1 percent compared with $688 million in 2002. All earnings per share figures refer to diluted earnings per share.

For the full year, earnings per share were $2.01, an increase of 11.0 percent compared with $1.81 in 2002. Net earnings were $1.841 billion, up 11.4 percent compared with $1.654 billion in the prior year.

“We are pleased with our overall financial results for 2003. As expected, we delivered much stronger growth in the fourth quarter than in our first nine months,” said Bob Ulrich, chairman and chief executive officer of Target Corporation. “In 2004 and beyond, our efforts will remain intently focused on strengthening our offering to our guests, achieving profitable market share growth and creating substantial value for our shareholders.”

Full Year Results

Total revenues in 2003 were $48.163 billion, an increase of 9.7 percent compared with $43.917 billion in 2002, driven by contribution from new stores, a 2.9 percent increase in comparable-store sales and growth in net credit revenues. (Total revenues include sales and net credit revenues. Comparable-store sales are sales from stores open longer than one year.)

For the year, pre-tax segment profit was $3.734 billion, an increase of 7.9 percent compared with $3.461 billion in 2002. Pre-tax segment profit at Target Stores increased $379 million, or 12.3 percent. Pre-tax segment profit at Marshall Field’s declined $28 million and pre-tax segment profit at Mervyn’s declined $78 million. (Pre-tax segment profit is the company’s core measure of profitability, and is a required disclosure for segment reporting under generally accepted accounting principles.)

As required, the company adopted EITF No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor” during 2003, resulting in a financial statement reclassification of certain consideration received from vendors. The primary effect of this reclassification was to reduce cost of goods sold and to increase selling, general, and administrative expenses by a similar amount. This reclassification had no impact on sales, cash flows or financial position for any period, and had a slight negative impact on net earnings.

—more —

The company’s full year gross margin rate increased compared with the prior year, primarily due to the effect of the adoption of EITF 02-16. (Gross margin rate represents sales less cost of sales, expressed as a percentage of sales.)

The full year expense rate was unfavorable to the prior year rate, primarily due to the effect of the adoption of EITF 02-16.  A lack of sales leverage at both Mervyn’s and Marshall Field’s also contributed to a higher expense rate this year.  (Expense rate represents selling, general and administrative expense, expressed as a percentage of sales.)

Results of the company’s credit card operations continued to develop in line with expectations. The full year contribution of consolidated credit card operations to pre-tax segment profit was $641 million, an increase of $109 million, or 20.5 percent, compared with last year, consistent with the 21.2 percent growth in average receivables. Year-end gross receivables were $6.195 billion, up 3.9 percent from $5.964 billion a year ago, as the portfolio has now fully cycled its earlier periods of substantial growth. Results of the company’s credit card operations are reflected in the pre-tax segment profit of each of our three business segments because our credit card programs strategically support our core retail operations and are an integral component of each business segment.

Fourth Quarter Results

Fourth quarter revenues were $15.571 billion, up 10.7 percent from $14.061 billion in the same period a year ago. Comparable store sales for the quarter increased 4.9 percent.

Fourth quarter 2003 pre-tax segment profit was $1.513 billion, an increase of $222 million, or 17.3  percent, from the fourth quarter of 2002, primarily due to an increase of $215 million, or 18.5 percent, at Target Stores.  Marshall Field’s pre-tax segment profit increased $8 million, or 15.6 percent, in the quarter, while Mervyn’s pre-tax segment profit fell $1 million, or 0.3 percent.

The company’s fourth quarter gross margin rate was favorable to the prior year due to the effect of the adoption of EITF 02-16 and due to strong improvement in other components of gross margin rate at all three divisions.  Fourth quarter and full year gross margin results also include a pretax LIFO credit of $27 million in 2003 compared with a $12 million credit in 2002.  The expense rate in the quarter was unfavorable compared with the prior year period principally due to the effect of the adoption of EITF 02-16.  A lack of sales leverage at Mervyn’s and Marshall Field’s and higher corporate expenses also contributed to the increase in expense rate.

The fourth quarter contribution of consolidated credit card operations to pre-tax segment profit was $168 million, an increase of $18 million, or 11.7 percent from a year ago.

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Other Factors

Net interest expense for the quarter and full year decreased $24 million and $29 million, respectively.  For each period these improvements reflected the benefit of a lower average portfolio interest rate and a smaller loss on debt repurchase, partially offset by the effect of higher average borrowings.

The company’s annual effective income tax rate was 37.8 percent, compared with 38.2 percent last year.

Miscellaneous

Target Corporation plans to webcast its fourth quarter earnings conference call at 9:30am CST today.  Investors and the media are invited to listen to the call through the company’s website at www.target.com (click on “company/Target Corporation/investor information/webcasts”). A telephone replay of the call will be available beginning at approximately 11:30am CST today through the end of business on February 20, 2004. The replay number is (402) 998-0112.

Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company’s 2002 Form 10-K.

Target Corporation operates large-store general merchandise formats, including discount stores, moderate-priced promotional and traditional department stores, as well as a direct mail and on-line business called target.direct. The company currently operates 1,553 stores in 47 states.  This included 1,225 Target stores, 266 Mervyn’s stores and 62 Marshall Field’s stores.

Target Corporation news releases are available at www.target.com or www.prnewswire.com.

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(Tables Follow)

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CONSOLIDATED RESULTS OF OPERATIONS

	Three Months Ended (Unaudited)			Twelve Months Ended
(Millions, except per share data)	January 31, 2004	February 1, 2003	% Change	January 31, 2004	February 1, 2003	% Change

Sales	$15,214	$13,711	11.0%	$46,781	$42,722	9.5%
Net credit revenues	357	350	1.9	1,382	1,195	15.6

Total revenues	15,571	14,061	10.7	48,163	43,917	9.7

Cost of sales	10,404	9,562	8.8	31,790	29,260	8.6
Selling, general and administrative expense	3,135	2,676	17.1	10,696	9,416	13.6
Credit expense	220	233	(5.4)	838	765	9.6
Depreciation and amortization	344	323	6.5	1,320	1,212	8.9
Interest expense	130	154	(16.0)	559	588	(5.0)

Earnings before income taxes	1,338	1,113	20.3	2,960	2,676	10.6

Provision for income taxes	506	425	19.0	1,119	1,022	9.5

Net earnings	$832	$688	21.1%	$1,841	$1,654	11.4%

Basic earnings per share	$0.91	$0.76	20.8%	$2.02	$1.82	11.0%

Diluted earnings per share	$0.91	$0.75	20.7%	$2.01	$1.81	11.0%

Weighted average common shares outstanding:
Basic	911.6	909.3		911.0	908.0
Diluted	917.4	914.3		917.1	914.0

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

SUBJECT TO RECLASSIFICATION

(Millions)	January 31, 2004	February 1, 2003

ASSETS
Cash and cash equivalents	$716	$758
Accounts receivable, net	5,776	5,565
Inventory	5,343	4,760
Other	1,093	852
Total current assets	12,928	11,935

Property and equipment, net	16,969	15,307
Other	1,495	1,361
Total assets	$31,392	$28,603

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Accounts payable	$5,448	$4,684
Current portion of long-term debt and notes payable	866	975
Other	2,000	1,864
Total current liabilities	8,314	7,523

Long-term debt	10,217	10,186
Other	1,796	1,451
Shareholders’ investment	11,065	9,443
Total liabilities and shareholders’ investment	$31,392	$28,603

Common shares outstanding	911.8	909.8

CONSOLIDATED STATEMENTS OF CASH FLOWS

SUBJECT TO RECLASSIFICATION

	Twelve Months Ended
(Millions)	January 31, 2004	February 1, 2003

OPERATING ACTIVITIES
Net earnings	$1,841	$1,654
Reconciliation to cash flow:
Depreciation and amortization	1,320	1,212
Bad debt provision	532	460
Deferred tax provision	249	248
Loss on disposal of fixed assets, net	54	67
Other non-cash items affecting earnings	11	159
Changes in operating accounts providing/(requiring) cash:
Accounts receivable	(744)	(2,194)
Inventory	(583)	(311)
Other current assets	(255)	15
Other assets	(196)	(174)
Accounts payable	764	524
Accrued liabilities	57	(21)
Income taxes payable	91	(79)
Other	19	30
Cash Flow Provided by Operations	3,160	1,590

INVESTING ACTIVITIES
Expenditures for property and equipment	(3,004)	(3,221)
Proceeds from disposals of property and equipment	85	32
Cash Flow Required by Investing Activities	(2,919)	(3,189)

FINANCING ACTIVITIES
Decrease in notes payable, net	(100)	—
Additions to long-term debt	1,200	3,153
Reductions of long-term debt	(1,172)	(1,071)
Dividends paid	(237)	(218)
Repurchase of stock	—	(14)
Other	26	8
Cash Flow (Required)/Provided by Financing Activities	(283)	1,858

Net (Decrease) / Increase in Cash and Cash Equivalents	(42)	259

Cash and Cash Equivalents at Beginning of Period	758	499
Cash and Cash Equivalents at End of Period	$716	$758

Target Corporation

(Millions, except as indicated)

REVENUES and COMPARABLE-STORE SALES

Comparable-store sales are sales from stores open longer than one year.

	Three Months Ended (Unaudited)				Twelve Months Ended
	January 31,	February 1,	% Change		January 31,	February 1,	% Change
	2004	2003	Revenues	Comp. Sales	2004	2003	Revenues	Comp. Sales
Target	$13,431	$11,930	12.6%	6.1%	$41,346	$36,917	12.0%	4.4%
Mervyn’s	1,103	1,150	(4.1)	(4.7)	3,553	3,816	(6.9)	(7.6)
Marshall Field’s	791	800	(1.2)	0.5	2,584	2,691	(4.0)	(2.6)
Other	246	181	35.9	n/a	680	493	37.9	n/a
TOTAL	$15,571	$14,061	10.7%	4.9%	$48,163	$43,917	9.7%	2.9%

NUMBER OF STORES, RETAIL SQUARE FEET and INVENTORY

Retail square feet in thousands; reflects total square feet less office, warehouse and vacant space.

	Number of Stores (Unaudited)				Retail Square Feet (Unaudited)			Inventory
	January 31, 2004		February 1, 2003		January 31, 2004	February 1, 2003	% Change	January 31, 2004	February 1, 2003	% Change
Target	1,225	*	1,147	*	152,563	140,255	8.8%	$4,282	$3,748	14.2%
Mervyn’s	266		264		21,574	21,425	0.7	486	486	0.0
Marshall Field’s	62		64		14,447	14,845	(2.7)	326	324	0.5
Other	—		—		—	—	—	249	202	23.4
TOTAL	1,553		1,475		188,584	176,525	6.8%	$5,343	$4,760	12.2%

*Includes 118 SuperTargets in 2003 and 94 SuperTargets in 2002.

PRE-TAX SEGMENT PROFIT AND EARNINGS RECONCILIATION

Pre-tax segment profit is the company’s core measure of profitability and is required disclosure for segment reporting under GAAP.

	Three Months Ended (Unaudited)			Twelve Months Ended
	January 31, 2004	February 1, 2003	% Change	January 31, 2004	February 1, 2003	% Change
Target	$1,380	$1,165	18.5%	$3,467	$3,088	12.3%
Mervyn’s	74	75	(0.3)	160	238	(32.6)
Marshall Field’s	59	51	15.6	107	135	(21.1)
Total pre-tax segment profit	1,513	1,291	17.3	3,734	3,461	7.9
LIFO provision credit	27	12		27	12
Interest expense	(130)	(154)		(559)	(588)
Other	(72)	(36)		(242)	(209)
Earnings before income taxes	$1,338	$1,113	20.3%	$2,960	$2,676	10.6%

	Three Months Ended (Unaudited)			Twelve Months Ended
	January 31, 2004	February 1, 2003		January 31, 2004	February 1, 2003
Pre-tax Segment Profit as a% of Revenues:
Target	10.3%	9.8%		8.4%	8.4%
Mervyn’s	6.7%	6.5%		4.5%	6.2%
Marshall Field’s	7.5%	6.4%		4.1%	5.0%

DEPRECIATION AND AMORTIZATION

	Three Months Ended (Unaudited)			Twelve Months Ended
	January 31, 2004	February 1, 2003	% Change	January 31, 2004	February 1, 2003	% Change
Target	$275	$244	12.6%	$1,055	$925	14.1%
Mervyn’s	28	38	(25.8)	106	122	(12.8)
Marshall Field’s	29	31	(5.7)	115	125	(7.9)
Other	12	10	15.7	44	40	7.1
Total depreciation and amortization	344	323	6.5%	1,320	1,212	8.9%

Target Corporation

(Millions)

(Unaudited)

CREDIT CARD CONTRIBUTION

	Three Months Ended		Twelve Months Ended
	January 31, 2004	February 1, 2003	January 31, 2004	February 1, 2003
Revenues
Finance charges, late fees and other revenues	$335	$329	$1,300	$1,126
Merchant fees
Intracompany	31	32	97	102
Third-party	22	22	82	69
Total revenues	388	383	1,479	1,297
Expenses
Bad debt	139	150	532	460
Operations and marketing	81	83	306	305
Total expenses	220	233	838	765

Pre-tax credit card contribution	$168	$150	$641	$532

As a percent of total average receivables (annualized)	11.0%	10.5%	10.9%	11.0%

QUARTER-END RECEIVABLES

	January 31, 2004	February 1, 2003
Target
Guest Card	$783	$827
Target Visa	4,190	3,774
Mervyn’s	550	626
Marshall Field’s	672	737
Quarter-end receivables	$6,195	$5,964

Past due:
Accounts with three or more payments past due as a percent of total outstanding receivables.
Target Visa	3.6%	3.1%
Proprietary cards	4.7%	5.1%
Total past due	4.0%	3.8%

ALLOWANCE FOR DOUBTFUL ACCOUNTS

	Three Months Ended		Twelve Months Ended
	January 31, 2004	February 1, 2003	January 31, 2004	February 1, 2003
Allowance at beginning of period	$411	$360	$399	$261
Bad debt provision	139	150	532	460
Net write-offs	(131)	(111)	(512)	(322)
Allowance at end of period	$419	$399	$419	$399

As a percent of period-end receivables	6.8%	6.7%	6.8%	6.7%

SUPPLEMENTAL DATA

	Three Months Ended		Twelve Months Ended
	January 31, 2004	February 1, 2003	January 31, 2004	February 1, 2003
Total revenues
Target Visa	$229	$212	$857	$626
Proprietary cards	$159	$171	$622	$671

Total revenues as a percent of average receivables (annualized):
Target Visa	22.4%	24.0%	21.9%	23.8%
Proprietary cards	31.9%	31.3%	31.7%	30.4%

Net write-offs
Target Visa	$95	$65	$359	$151
Proprietary cards	$36	$46	$153	$171

Net write-offs as a percent of average receivables (annualized):
Target Visa	9.2%	7.3%	9.2%	5.8%
Proprietary cards	7.3%	8.4%	7.8%	7.7%

Average Receivables
Target Visa	$4,109	$3,544	$3,907	$2,635
Proprietary cards	1,993	2,187	1,960	2,206
Total average receivables	$6,102	$5,731	$5,867	$4,841